Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-66090, 333-115148-01, and 333-12987) of Dynegy Holdings Inc. of our report dated March 16, 2007, except for the effects of discontinued operations described in Note 4, as to which the date is May 14, 2007 for Calcasieu and August 16, 2007 for CoGen Lyondell, and except for the effects of the transfer of entities under common control as described in Note 3, as to which the date is August 16, 2007, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Houston, Texas

February 28, 2008